EXHIBIT 10.11

LEASE

ARTICLE 1

LEASE INFORMATION

Date of Lease: March 8, 2001

Landlord: Corporate Centre II, LLC, a Missouri Limited Liability Corporation

Landlord’s Address: c/o Balke Brown Associates, 800 St. Louis Union Station, St. Louis, Missouri 63103

Tenant: NCI Information Systems, Inc., a Virginia corporation

Tenant’s Address: 8260 Greensboro Drive, Suite 400, McLean, VA 22102

Development: Corporate Centre II

Property: Corporate Centre II, 10 Executive Drive, Fairview Heights, IL 62208

Leased Property: Approximately 17,628 rentable square feet on the third floor of the Corporate Centre II Building (the “Building”) to be located at 10 Executive Drive in the City of Fairview Heights, County of St. Clair, State of Illinois, and constructed substantially in accordance with the site plan, elevations, floor plans and outline specifications attached hereto as Exhibit G.

The final rentable, and usable, square footage in the Leased Property and in the Building will be determined in accordance with the BOMA standard of measurement by Landlord’s architect as described in Article 25 of Exhibit C hereto. Any adjustment to the actual square footage in the Leased Property or the Building will be confirmed by the parties hereto in writing in the Lease Confirmation Agreement attached hereto as Exhibit “D”.

Suite: 300

Term: Ten (10) Years

Commencement Date: January 1, 2002

Termination Date: December 31, 2011

Base Rent:

Period	Annual Base Rate Per Square Foot	Monthly Base Rent
Years 1-10	$22.00	$

Security Deposit: $ 0.00

No Security Deposit is required from Tenant.

Base Operating Cost Per Square Foot (included in the Annual Base Rate): $ 6.00

Tenant’s Proportionate Share:

Square Footage in Building: 50,235

Square Footage in Leased Property: 17,628

Proportionate Share: 35%

Tenant’s proportionate share is based on the approximate rentable square footage of the Leased Property divided by the approximate rentable square footage of the Building. The final proportionate share will be determined in accordance with BOMA standards of measurement by Landlord’s architect and confirmed in writing by the parties in the Lease Confirmation Agreement.

Real Estate Brokers: Balke Brown Associates

  Pace Properties, Inc.

The Commission Agreement between Landlord and Brokers is attached hereto as Exhibit E.

Exhibits to Lease:	All Exhibits to this Lease are by this reference made a part hereof as though set out in full herein.

Exhibit A - Floor Plan of the Leased Property

Exhibit B - Building Rules

Exhibit C - Addendum to Lease

Exhibit D - Lease Confirmation Agreement

Exhibit E - Commission Agreement

Exhibit F - Representative Monument Sign

Exhibit G - Site Plan, Elevations, Floor Plans, Outline Specifications

Exhibit H - Work to be Performed on the Premises

ARTICLE 2

PREMISES

In consideration of the covenants, terms, conditions, rent, and agreements set forth in this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord the Leased Property described in Article 1.

ARTICLE 3

USE

The Leased Property shall be used and occupied by the Tenant for general offices and for no other purposes whatsoever; provided, however, that the Tenant shall not use or occupy the Leased Property for any unlawful business use or purpose.

ARTICLE 4

TERM

The term of this Lease shall be for the period described in Article 1. If the Leased Property is not available or ready for occupancy, as provided in Article 30 of Exhibit C hereto, at such commencement date, and such unavailability or unreadiness is not occasioned or caused by Tenant (such as Tenant’s failure promptly to approve plans, make material or color selections, make improvements to the Leased Property which are to be made by Tenant or make other decisions necessary to the preparation of the Leased Property for occupancy), then the commencement date shall be the first day after the Leased Property is available and ready for occupancy, and the termination date shall be extended accordingly. If due to an adjustment in the commencement date pursuant to the immediately preceding sentence, the commencement date falls on a date other than the first day of a calendar month, the term of this Lease shall be extended until the last day of the last calendar month of the Term. Subject to the availability of the Leased Property and in accordance with Article 29 of Exhibit C hereto, the Tenant shall have the right prior to the commencement date to enter upon the Leased Property at reasonable times for the purpose of preparing the Leased Property for its intended use. If by mutual consent of the parties Tenant takes possession of the Leased Property prior to the commencement date, then during such pre-term period, Tenant shall pay rent as herein established on a pro rata basis and such occupancy shall be under all of the terms and conditions of the Lease, but in such event the expiration date as set forth above shall remain the same.

ARTICLE 5

RENT AND OTHER CHARGES

The Tenant shall pay to the Landlord the monthly base rent described in Article 1 in lawful money of the United States in advance and without demand on the first day of each month throughout the term of this Lease. However, if the commencement date occurs on a date other than the first day of a calendar month, the monthly base rent for the partial calendar month during which the commencement date occurs shall be prorated, based on a thirty (30) day month, and due and payable on the commencement date. In addition to the monthly base rent, the Tenant shall pay to the Landlord all charges for any services, goods, or materials furnished by Landlord at Tenant’s request, which are not required to be furnished by Landlord under this Lease, within thirty (30) days after receipt of Landlord’s invoice for such charges, the Landlord renders a statement therefor to Tenant. All sums hereunder are payable without deduction, abatement or setoff of any nature whatsoever, at the office of the Landlord, at the address set forth in Article 1, or at such other place as the Landlord may from time to time designate in writing. All past due obligations of the Tenant shall bear interest at the rate of one and one-half percent (1.5%) per month or, if such rate be unlawful, at the highest lawful rate.

ARTICLE 6

SECURITY DEPOSIT

[Intentionally omitted]

ARTICLE 7

ELECTRICITY

Landlord shall pay for electricity consumed by Tenant for normal use of fluorescent lighting and small office machines (excluding heat generating equipment such as, for example, main frame computers) during normal hours of operation of the Building (as described in Article 9), subject to the upward adjustment described below. To the extent that Tenant’s consumption of electricity exceeds that required for normal office use during normal hours of operation of the Building, as specified herein, Tenant shall pay to the Landlord all charges for excess use of electricity, as provided in Article 26 and 42 of Exhibit C hereto.

ARTICLE 8

OPERATING COST REIMBURSEMENT

(a) Tenant, recognizing that Operating Costs (as hereinafter defined) will vary from calendar year to calendar year, hereby agrees to pay, as additional rent, its Proportionate Share (as hereinafter defined) of any increases in Operating Costs for a calendar year during the term hereof (including any extensions of such term) over the Base Operating Costs (as hereinafter defined). The term “Base Operating Costs” shall mean the dollar amount obtained by multiplying the rentable square footage of the entire Building times the Base Operating Cost Per Square Foot as described in Article 1. Tenant’s base rent hereunder shall in no way be reduced if Operating Costs for a calendar year are equal to or less than the amount comprising the Base Operating Costs; nor shall Tenant be permitted to apply against any amounts due for increases in Operating Costs any difference between Operating Costs and Base Operating Costs for a previous calendar year.

(b) The term “Operating Costs” shall mean all costs incurred by or on behalf of Landlord in operating and maintaining the Building, in accordance with normal, customary and generally accepted accounting principles, including, without limitation, the following costs:

(i) Wages, salaries and other compensation of all employees engaged in the operation, maintenance, administration and security of the Building;

(ii) All janitor and office supplies and materials;

(iii) All maintenance agreements and service agreements on equipment;

(iv) All insurance premiums (including, without limitation, workmen’s compensation insurance premiums);

(v) Repairs and general maintenance of the Building (exclusive of the expense of alterations of any part of the Building for the accommodation of a specific tenant or tenants other than Tenant);

(vi) Exterior landscaping of the grounds surrounding the Building;

(vii) All utilities servicing the Building;

(viii) Management fees, which shall not exceed five percent (5%) of gross income;

(ix) All taxes and assessments and governmental charges whether federal, state, county, or municipal, which are levied on or charged against the Building and the land upon which the Building is situated, and any other taxes or assessments attributable to the Building or its operation; and

(x) Cost of capital repairs that extend the life of a component of the Building, capital expenditures that produce a reduction in Operating Costs, and capital expenditures caused by governmental requirements imposed after commencement of this Lease. Tenant’s proportionate share of the costs of such items in any lease year shall be limited to the amortized amount of such items in any lease year, which shall be determined in accordance with standard accounting practices.

Operating Costs shall not include federal and state income taxes, tenant alterations, interest expenses, capital expenditures (other than those specifically described above) or any of the items listed in Article 8.1 of Exhibit C hereto.

(c) In order to provide for current payments on account of additional rent due to increases in Operating Costs over Base Operating Costs, Tenant agrees to pay, at Landlord’s request, an amount that Landlord reasonably estimates from time to time will be owing from Tenant for the ensuing calendar year due to such Operating Costs increases, in twelve (12) monthly installments.

If, as finally determined, the amount of additional rent due to Operating Costs increases for a calendar year shall be greater than the aggregate of all installments so paid on account to Landlord for such calendar year, then Tenant shall, within thirty (30) days of Tenant’s receipt of an invoice for such underpayment, pay to Landlord the amount of such underpayment; but if the amount of such additional rent shall be less than the aggregate of such installments paid, Tenant shall be permitted to deduct such overpayment from any installment of base rent due after Tenant’s receipt of such invoice. If an overpayment of such additional rent is still outstanding upon a termination of this Lease, Landlord shall refund such overpayment to Tenant within thirty (30) days following the date Landlord computes the Operating Costs for the applicable calendar year. Any payment, refund or deduction made pursuant to this paragraph shall be made without prejudice to any right of Tenant to dispute, or of the Landlord to correct, any items billed as Operating Costs.

For each calendar year, Landlord shall give Tenant notice of the actual Operating Costs and the amounts due from Tenant as a result of such increases thereof over Base Operating Costs as soon as reasonably practical following the expiration of each calendar year, but not later than June 30th of the following calendar year. Within thirty (30) days after receipt of such statement, Tenant or its authorized employee representative shall have the right to inspect the books of Landlord during the business hours of Landlord at Landlord’s office or, at Landlord’s option, at such other location in the St. Louis, Missouri metropolitan area that Landlord may specify, for the purpose of verifying information in such statement. Unless Tenant asserts specific error(s) within sixty (60) days after delivery of such statement, the statement shall be deemed to be correct. In the event of any dispute regarding the amount owed by Tenant for increases in Operating Costs for any calendar year, such dispute shall be resolved by an independent certified public accountant then servicing Landlord’s books relating to the Building, which resolution shall be binding on Landlord and Tenant.

(d) The term “Proportionate Share” shall mean, with respect to Tenant, the percentage the rentable square footage of the Leased Property bears to the total rentable square footage of the entire Building as set forth in Article 1.

(e) If during any calendar year less than ninety-five percent (95%) of the rentable square footage of the Building is leased and occupied, then the amount of the Operating Costs used for purposes of determining any additional rent payable to Tenant pursuant to this Article 8 shall be the amount of actual Operating Costs for such calendar year adjusted upward to reflect what such Operating Costs would be (in Landlord’s reasonable judgment) if ninety-five percent (95%) of the rentable square footage of the Building was leased and occupied through such entire calendar year.

(f) If the Term of this Lease begins or expires on any day in a calendar year other than January 1 and December 31, respectively, then the amount of the additional rent payable by Tenant pursuant to this Article 8 shall be appropriately prorated according to the actual number of days during the applicable calendar year this Lease is in effect.

ARTICLE 9

SERVICES BY LANDLORD

Landlord covenants and agrees:

(a) To air condition the Leased Property from 7:30 a.m. to 6:00 p.m. on business days (which shall include Monday through Friday of each week excluding legal holidays) and from 8:00 a.m. to 1:00 p.m. on Saturday, by heating or cooling the Leased Property to reasonable temperatures for normal office occupancy and use. (Normal office occupancy and use excludes heat producing equipment or fixtures.) If heat or air-conditioning is requested by Tenant at hours other than specified herein, the cost of the provision thereof shall be paid by Tenant as additional rent as provided in Article 26 of Exhibit C hereto.

(b) To provide water for lavatory and drinking purposes in places designated by the Landlord.

(c) To provide maintenance services to keep the public areas of the Building in good order and to cause the Leased Property to be cleaned by sweeping floors, dusting the surfaces of normal office furniture, and emptying wastebaskets on each business day, and to cause the floors of the public areas and the Leased Property to be waxed or vacuumed and the windows to be cleaned at reasonable intervals.

(d) To furnish the labor necessary to relamp all fluorescent fixtures installed by the Landlord in the Leased Property. The Tenant agrees to reimburse the Landlord for the cost of replacement tubes only.

Tenant acknowledges that any one or more such services may be suspended by reason of accident, repair, alterations or improvements necessary to be made, strikes, lockouts, governmental recommendation or causes beyond the reasonable control of Landlord. No interruption, change or malfunction of any of the services to be furnished by Landlord hereunder shall constitute an eviction or disturbance of Tenant’s use and possession of the Leased Property or Building or a breach by the Landlord of any of Landlord’s obligations hereunder or render Landlord liable for damages or entitle Tenant to be relieved from any of Tenant’s obligations hereunder or grant Tenant any right of setoff or recoupment, except as specifically provided for in Article 41 of Exhibit C hereto. Landlord will, however, use reasonable diligence diligent best efforts to restore any such interrupted service.

ARTICLE 10

REPAIR AND MAINTENANCE

The Landlord will, at Landlord’s own cost and expense, except as may be provided elsewhere herein, make necessary repairs of damage to the Building corridors, lobby, structural members of the Building, and equipment used to provide services furnished by Landlord hereunder, unless any such damage is caused by acts or omissions of Tenant, Tenant’s agents, or employees, in which event Tenant will bear the cost of such repairs. Tenant will not injure the Leased Property or the Building but will maintain the Leased Property in a clean, attractive condition and in good repair, except as to damage to be repaired by Landlord as provided above and subject to the cleaning services to be rendered by Landlord as provided above.

ARTICLE 11

TENANT’S IMPROVEMENTS

No alteration, addition, improvement, painting or refinishing of or to the Leased Property (collectively, the “Alterations”) shall be made by the Tenant without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any alteration made by the Tenant after such consent shall have been given, and any fixtures or items installed by Tenant (including but not limited to wall to wall carpeting, light fixtures, plumbing fixtures, cabinets, shelving, and wall paneling) shall become the property of the Landlord upon the expiration or sooner termination of the Lease, and Tenant shall reimburse Landlord for additional taxes, cleaning or maintenance expense, if any, resulting from any Alteration.

ARTICLE 12

SURRENDER UPON TERMINATION

At the expiration of the Lease term, the Tenant shall surrender the Leased Property broom clean and in as good condition as it was at the beginning of the term, reasonable use and wear and damage covered by Landlord’s insurance excepted. If Tenant fails to leave the Leased Property in the condition described above, Landlord may restore the Leased Property and charge Tenant for such restoration. Tenant shall also surrender to Landlord all keys to the Leased Property and Building. Prior to the expiration of the term of this Lease, the Tenant shall remove all of Tenant’s personal property. If Tenant fails to remove Tenant’s personal property, Landlord may remove and dispose of such personal property and charge Tenant for such removal and disposal.

ARTICLE 13

LANDLORD’S COST OF INSURANCE

If the cost of insurance to Landlord shall be increased by reason of the occupancy and use of the Leased Property, for other than the intended general office use, or by reason of alterations, additions or improvements made by or for Tenant and by this Lease not required to be furnished by Landlord, then such increase shall be paid by Tenant to Landlord on demand within thirty (30) days of Landlord’s notice.

ARTICLE 14

DEFAULT AND LANDLORD’S REMEDIES

If Tenant shall default in the payment of any installment of the Rent or in the payment of any other sum required to be paid by Tenant under this Lease and such default shall continue for ten (10) business days after written notice to Tenant, or if Tenant shall default in the observance or performance of any of the other covenants or conditions in this Lease which Tenant is required to observe or perform and such default shall continue for twenty (20) business days after written notice to Tenant, or if a default involves a hazardous condition and is not cured by Tenant immediately upon written notice to Tenant, or if the ,interest of Tenant in this :Lease, shall be levied upon under execution or other legal process, or if any involuntary petition in bankruptcy shall be filed against Tenant under any federal or state bankruptcy or insolvency act and shall not have been dismissed within thirty (30) days following the filing thereof, or if a receiver shall be appointed for- Tenant or any of the property of Tenant by any court and such receiver shall not be dismissed within thirty (30) days from the date of appointment, or if Tenant shall make an assignment for the benefit of creditors; or if Tenant -shall admit in writing Tenants inability to meet Tenant’s, debts as they mature, or if-Tenant shall abandon the Leased Property, or if the Leased Property are vacant for more than twenty (20) days during the term, then Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease and thereupon at Landlord’s option may, without notice or demand of any kind to Tenant or any other person, exercise one or more of the following described remedies, in addition to all other rights and remedies provided at law or in equity:

(a) Landlord may terminate this Lease and the estate created hereby, in which event Landlord may forthwith repossess the Leased Property and may be entitled to recover forthwith, in addition to any other sums or damages for which Tenant may be liable to Landlord as damages, an amount, if any, equal to the Rent which would have been payable during any period of rent-free occupancy provided to Tenant by this Lease, the cost of all leasing commissions paid by Landlord in connection with this Lease, any rental payments made by Landlord on Tenant’s behalf, any moving or relocation expenses incurred, paid or reimbursed by Landlord for or on behalf of Tenant, the cost to Landlord of the initial leasehold improvements to the Leased Property, and all other amounts paid to or on behalf of Tenant in connection with Tenant’s entry into this Lease and occupancy of the Leased Property (including without limitation any moving cost allowance, payments on lease(s) assumed by Landlord, payment for preparation of floor plans and the like), including Landlord’s interest expense thereon, together with a sum of money equal to the excess of the Rent provided to be paid by Tenant for the balance of the term over the fair market rental value of the Leased Property, after deduction of all anticipated expenses of reletting for said period. Should the fair market rental value of the Leased Property after deduction of all anticipated expenses for reletting for the balance of then existing term exceed the Rent to be paid by Tenant for the balance of the term, Landlord shall have no obligation to pay to Tenant the excess or any part thereof or to credit such excess or any part thereof against any other sums or damages for which Tenant may be liable to Landlord.

(b) Landlord may terminate Tenant’s right of possession and may repossess the Leased Property by forcible entry or unlawful detainer suit, by taking peaceful possession or otherwise without terminating this Lease, in which event Landlord may relet the same for the account of Tenant, for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting, Landlord is authorized to decorate, repair, remodel or alter the Leased Property. If Landlord shall fail to relet the Leased Property, Tenant shall pay to Landlord as damages a sum equal to the amount of the Rent reserved in this Lease for the balance of the then-existing term of this Lease. If the Leased Property are relet and a sufficient sum shall not be realized from such reletting after paying all of the costs and expenses of all decoration, repairs, remodeling, alterations and additions and the expenses of such reletting to satisfy the Rent provided for in this Lease and the amounts recoverable by Landlord from Tenant pursuant to Subparagraph (a) of this paragraph, Tenant shall satisfy and pay the same upon demand therefore. from time to time. Landlord may file suit to recover any sums failing due from time to time and no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

No waiver of any default by Tenant shall be implied from any omission by Landlord to take any action on account of said default if such default persists or shall be repeated, and no express waiver shall affect any default other than the default specified in the express waiver and then only for the time and to the extent therein stated. No failure of Landlord to exercise any power given Landlord hereunder or to insist upon strict compliance with any obligation hereunder and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s right to demand exact compliance with the terms hereof. In the event Tenant defaults as described above and Landlord treats the default as a breach of this Lease and exercises one of the remedies described in subsection (a) or (b) of this Article, Landlord will make such efforts to mitigate its damages to the extent required by law. The provisions of this section shall survive any termination of this Lease.

ARTICLE 15

RIGHT OF ENTRY

The Landlord and Landlord’s representatives may enter the Leased Property during Tenant’s normal business hours at any reasonable time for the purpose of inspecting the Leased Property, performing Landlord’s obligations under this Lease, performing any work which the Landlord elects to undertake for the safety, preservation, benefit or welfare of the Building or other tenants thereof, performing any work which the Landlord elects to undertake made necessary by reason of the Tenant’s default, or exhibiting the Building for sale, lease or financing, and at any time during emergency situations. Upon entering the Leased

Property for- any such purposes, Landlord or Landlord’s representative shall inform a representative of Tenant of the purpose of the visit and identify the portion of the Leased Property to which Landlord or Landlord’s representative requires access at that time. Tenant may require that a representative of Tenant escort Landlord’s representative while in the Leased Property, provided that such requirement does not interfere with Landlord’s work or purpose for entering the Leased Property. In addition, employees or representatives of Landlord or of any janitorial service contracting with Landlord may enter the Leased Property outside of Tenant’s normal business hours for the purpose of cleaning floors, emptying wastebaskets, dusting and performing other routine janitorial services. During the last six (6) months of the Lease term, the Landlord and Landlord’s representatives may enter the Leased Property at any reasonable time for the purpose of exhibiting the Leased Property to prospective tenants. From time to time during the term of the Lease, and upon sixty (60) days prior written notice to Landlord, Tenant may designate a portion of the Leased Property, not to exceed 2,000 rentable square feet, to which Tenant may limit Landlord’s access (except during emergency situations) for the purpose of complying with contractual obligations of Tenant relating to security.

ARTICLE 16

FIRE AND OTHER CASUALTY

If, at any time during the Lease term, the Leased Property or any portion of the Building shall be damaged or destroyed by fire or other casualty so as to render the Building unquestionably untenantable, as determined by the local building inspector or fire marshal, for one hundred eighty (180) days or render the Leased Property unquestionably untenantable for one hundred eighty days (180) days or twenty percent (20%) of the unexpired term, whichever is less, then either party may elect, within thirty (30) days from the date of casualty, to terminate the Lease on the tenth (10th) day after such election. Any dispute hereunder shall be resolved by an independent architect selected by the Landlord.

In any of the aforesaid circumstances, rent shall abate proportionately during the period and to the extent that the Leased Property is unfit for use by Tenant in the ordinary conduct of Tenant’s business. If the Lease is not terminated by reason of such casualty, then Landlord shall repair and restore the Building and Leased Property at Landlord’s expense, with all reasonable speed and promptness, subject to delays arising from shortage of labor or material, acts of God, war or other conditions beyond Landlord’s reasonable control; provided, however, that Landlord shall not be required to restore any alterations, additions or improvements made by or for Tenant which would not belong to Landlord upon the expiration of the Lease. Landlord’s obligation to repair or restore the Building and Leased Property shall be limited to the extent of the insurance proceeds paid for the casualty in question, plus the amount of any deductible applicable to such casualty damage.

ARTICLE 17

INSURANCE

(a) Tenant shall at Tenant’s expense procure and maintain throughout the Term of the Lease the following insurance policies: (a) commercial liability insurance in amounts of not less than a combined single limit of $2,000,000 or such other amounts as Landlord may from time to time reasonably require, insuring Tenant, Landlord, Landlord’s agents and their respective affiliates against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Leased Property, (b) contractual liability insurance coverage sufficient to cover Tenant’s indemnity obligations hereunder, (c) special cause of loss property insurance covering the full value of Tenant’s property and improvements, and other property (including property of others), in the Leased Property, (d) business interruption/extra expense insurance, and (e) workers’ compensation insurance. Tenant’s insurance for (a), (b), (c), (d) and (e) shall provide primary coverage to Landlord, when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. Tenant shall furnish certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverage required hereunder, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days before cancellation or a material change of any such insurance. All such insurance policies shall be in form, and issued by companies, reasonably satisfactory to Landlord. The term “affiliate” shall mean any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with the party in question.

(b) Landlord shall carry throughout the Term of the Lease (a) special cause of loss insurance on the Building and all improvements therein except improvements made by or for Tenant which would not belong to Landlord upon expiration of the Lease for their full replacement value, including loss of rents and (b) commercial liability insurance with respect to all common areas of the Building in an amount not less than a combined single limit of $2,000,000, all such coverage shall be subjected to reasonable deductible amounts.

(c) Notwithstanding any provision in this Lease to the contrary (including, without limitation, Article 20), Landlord and Tenant hereby mutually waive any and all rights of recovery against one another based upon the negligence of either Landlord or Tenant or the agents or employees of Landlord or Tenant for (i) real or personal property loss or damage occurring to the Leased Property or to the Building or any part thereof or any personal property located therein from perils which are able to be insured against in the Insurance Services Office Special Cause of Loss form issued in the State in which the Building is located.

ARTICLE 18

CONDEMNATION

If all of the Leased Property is taken by condemnation, this Lease shall terminate on the date when the Leased Property shall be so taken, and the rent shall be apportioned as of that date. If part of the Building or Leased Property is taken by condemnation and the Building or Leased Property is thereby rendered not reasonably suitable for the continued conduct of Landlord’s or Tenant’s business, taking into consideration the nature, size and scope of such business immediately prior to the taking, then either party may elect by giving written notice to the other, to terminate this Lease, and in the event of such termination, all charges and rentals shall be apportioned as of the date of taking. If the taking involves a part not taken the rent shall be reduced by the value that the condemned part bears to the total value of the Leased Property, and the Landlord shall restore the Leased Property to an architecturally complete unit. No part of any Landlord’s award shall belong to the Tenant. Landlord shall not interfere with Tenant in pursuing a separate award and/or claim.

ARTICLE 19

ASSIGNMENTS AND SUBLETTING

Tenant shall not assign, mortgage or encumber this Lease, not sublet or permit the Leased Property or any part thereof to be used by others, without the prior written consent of Landlord in each instance, and any attempt to do any of the foregoing without Landlord’s consent shall be void. Landlord, however, shall not unreasonably withhold, condition or delay Landlord’s consent to an assignee or subtenant provided such assignee’s or subtenant’s occupancy and use of the space, in the reasonable judgment of Landlord, is not detrimental to the Building or any other tenant of the Building. In the event Landlord has or will have competing space containing not less than 2,500 square feet available in the Building within six (6) months following the commencement of the term of the proposed sublease or assignment, this Lease shall not be assigned nor the Leased Property sublet for a rental less than ninety percent (90%) of the rate Landlord is then currently charging for comparable space in the Building. Tenant’s request for Landlord’s consent to an assignee or subtenant shall be in writing and accompanied by (i) a true copy of the proposed documents of assignment or subletting, and (ii) information respecting the responsibility, reputation, financial condition and business of the proposed assignee or subtenant. Such requests shall create in Landlord an option to terminate this Lease as to the portion of the Leased Property covered by the request and reduce Tenant’s rental in proportion to the portion so terminated. Said option must be exercised within fifteen (15) days after receipt of such request. Notwithstanding any consent by Landlord to an assignment or subtenancy, the Tenant shall remain jointly and severally liable (along with each approved assignee or subtenant who shall automatically become liable for all obligations of Tenant hereunder) and Landlord shall be permitted to enforce the provisions of this instrument directly against the undersigned Tenant and/or assignee or subtenant without proceeding in any way against any other person. In any case where Landlord consents to any such assignment, sublease or other transaction, Landlord may require that Tenant pay Landlord a reasonable sum, not to exceed $1,000.00 per event, as attorney’s fees arising incident to such. Transaction. *19.1

ARTICLE 20

LIABILITY

Except where caused by Landlord’s negligence, the Landlord shall not be responsible or liable to the Tenant for any injury or damage resulting from acts or omissions of persons occupying property adjoining the Leased Property or any part of the Building of which the Leased Property is a part, or for any injury or damage resulting to the Tenant or Tenant’s property from bursting, stoppage, or leaking of water, gas, electricity, sewer or steam pipes or from damage occasioned by water, snow, or ice being upon any sidewalk or any entranceway or being or coming through the roof, skylight, trap door or any opening in the Building or the Leased Property, or for loss resulting from theft, or mysterious disappearance, or any interference with light or air.

Tenant hereby releases, discharges and agrees to defend, indemnify, protect and save harmless Landlord of and from any and all claims, demands, and liabilities for any loss, damage, injury or casualty whether it be that of either of the parties hereto or of third persons, caused by, growing out of, or happening in connection with Tenant’s use or occupancy of the Leased Property or Tenant’s use of any equipment, facility or property in or adjacent to the Building.

Landlord hereby releases, discharges and agrees to defend. indemnify, protect and save harmless Tenant of and from any and all claims, demands, and liabilities for any loss, damage, injury or casualty of any third persons, caused by growing out of, or happening in connection with Landlord’s use or management of any equipment, facility or property in or adjacent to the Building.

ARTICLE 21

AUTHORIZATION

Each individual executing this Lease on behalf of a corporation, partnership, limited liability company, or trust represents and warrants that he has full power and authority to execute this Lease on behalf of such entity, and that this Lease constitutes the valid and binding obligation of such entity enforceable in accordance with its terms.

ARTICLE 22

AMERICANS WITH DISABILITIES ACT

Landlord shall be responsible for compliance with the requirements of the Americans With Disabilities Act (the “ADA”) with respect to the Building shell, lobbies, restrooms, and other common areas of the Building, and agrees to hold Tenant harmless with respect to failure by Landlord to fulfill Landlord’s obligations under the ADA with respect to those areas. Tenant shall be responsible for compliance with the requirements of the ADA with respect to the Leased Property, and the use and occupancy of the Leased Property by Tenant, and agrees to hold Landlord harmless with respect to failure by Tenant to fulfill Tenant’s obligations under the ADA with respect to the occupancy and use of the Leased Property.

ARTICLE 23

HAZARDOUS MATERIALS

The Building was constructed in compliance with the codes and regulations in effect at the time of construction. Landlord agrees to comply with all applicable laws and regulations relating to hazardous materials associated with the Building structure and common areas. The foregoing does not relate to compliance with laws or regulations which are applicable to the use or occupancy of premises in the Building by individual tenants or the conduct of such tenant’s business in those premises and compliance with those laws and regulations shall be the sole responsibility of the individual tenants. As of the date of this Lease, to the best of Landlord’s knowledge, the Leased Property contain no asbestos, and Landlord has received no notice with respect to the Building from any governmental agency of any violation of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), Resource Conservation and Recovery Act (“RCRA”) or any similar law or regulations in the State in which the Property is located.

ARTICLE 24

GENERAL PROVISIONS

24.1. Notices. Any notice under this Lease shall be in writing and shall be deemed to be duly given only when delivered personally or mailed by certified mail, return-receipt requested, addressed to the Landlord at the Landlord’s notice address to the Tenant at the Tenant’s notice address.

24.2. Restrictions of Use. The Tenant shall not allow, permit or suffer any noise, smoke or odor to escape from the Leased Property in a manner in which will disturb other occupants of the Building, or occupy the Leased Property in such manner as to disturb the peaceful and quiet occupancy of the other tenants of the Building or constitute a public or private nuisance, or keep open any exterior or corridor door thereto, or permit any portion of the Leased Property visible from the exterior thereof to become unsightly or in disrepair, or permit any unsafe or hazardous condition to exist in the Leased Property. No sign, fixture, advertisement or notice shall be displayed, painted or affixed by the Tenant on any part of the inside or outside of the Building without the prior written consent of the Landlord. Tenant shall not use the name of the Building for any purpose other than that of the business address of Tenant. Tenant shall not install any draperies, shades or Venetian blinds visible from the exterior of the Building, unless the color, materials, shape, style and size have been approved by the Landlord. Tenant shall not install or permit the installation of vending machines, main frame computers or other special equipment in the Leased Property without the prior written consent of the Landlord. Movement in and out of the Building of furniture or office equipment, or dispatch or receipt by the Tenant of any merchandise or materials, shall be done only during the hours designated by the Landlord and by means of elevator and exit designated by the Landlord. Tenant shall cooperate with Landlord in securing the Building during non-normal business hours. Tenant agrees to use carpet-protecting chair pads under all chairs with castors.

24.3. Name of the Building: Building Rules and Regulations. The Landlord shall, from time to time, have the right to change the name of the Building and to make, establish and promulgate reasonable rules and regulations for the Building, and the occupants and tenants thereof, and the Tenant shall observe, keep and comply with such rules and regulations. Landlord shall provide Tenant sixty (60) days prior written notice of Landlord’s intent to change the name of the Building. Current Building Rules are attached hereto as Exhibit B and by this reference made a part hereof.

24.4. Tenant’s Damages. In no event shall either party be liable to the other for consequential or incidental damages arising out of or relating to this Lease, except as otherwise provided herein.

24.5. Landlord’s Title. Landlord’s title is and shall always be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

24.6. Quiet Enjoyment. Subject to the provisions of this Lease, Landlord covenants that Tenant, on paying the rent and performing the covenants of this Lease on Tenant’s part to be performed, shall and may peaceably and quietly have, hold and enjoy the Leased Property for the term of this Lease.

24.7. Subordination. Tenant shall, at Landlord’s request, execute such documents as may be necessary or appropriate from time to time to subordinate this Lease to any mortgage or deed of trust now or hereafter affecting the Building, provided such document contains reasonable assurances that in the event of a foreclosure, the rights and privileges under this Lease will not be disturbed.

24.8. Successors and Assigns. The covenants; conditions and agreements contained in this tease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrator; successors and such-assigns and subtenants as may be permitted hereunder. In the event of the sale of the Building or transfer by Landlord of all of Landlord’s interest in the Building, Landlord shall be and hereby is entirely free and relieved of all covenants and obligations of Landlord hereunder.

24.9. Lender Approval. This Lease and all terms contained herein are made subject to and conditional upon Landlord’s lender’s approval, which shall be requested forthwith. Tenant agrees to provide such financial information as may be required by Landlord or Landlord’s lender to enable Landlord’s lender to render such approval.

24.10. Interpretation of Words. All words which refer to Landlord and Tenant shall be considered to be of the gender and number required, and if the Tenant be more than one person, the provisions hereof shall apply to them jointly and severally.

24.11. No Waiver. The failure or delay of Landlord in requiring strict performance by Tenant of any covenant of this Lease shall not constitute a waiver of such covenant or Landlord’s right to require strict performance thereof.

24.12. Real Estate Brokers. Tenant represents that Tenant has dealt only with the broker(s) named in Article 1 as broker(s) in connection with this Lease and agrees to indemnify and hold Landlord harmless from all loss, cost or expense (including reasonable attorneys’ fees) suffered or incurred by Landlord as a result of any claims or demands of any other broker or brokers as a result of Tenant entering into this Lease.

24.13. Legal Requirements. Tenant will not do or permit any act or thing which constitutes a public or private nuisance or waste or which is contrary to any applicable law or legal requirement or which might impair the value or usefulness of the Building or any part thereof, or which might violate any jurisdiction over the Building.

24.14. Estoppel Certificate. Tenant agrees that from time to time upon not less than ten (10) twenty (20) days’ prior request by Landlord, Tenant will deliver to Landlord a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease as modified is in full force and effect and identifying the modifications); (b) the dates to which the rent and other charges have been paid; (c) that Tenant is not in default under any provision of this Lease, or, if in default, the nature thereof in detail; (d) that Tenant is in occupancy and paying rent on a current basis with no rental offsets or claims; (e) that there has been no prepayment of rent other than that provided for in this Lease; (f) that there are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy laws of the United States or any State thereof; and (g) as to such other matters as

Landlord may reasonably request; and Tenant agrees that any such statements may be relied upon by Landlord and any prospective purchaser or mortgagee of the Building or any other lender of Landlord.

24.15. Mortgage Deed of Trust Holder Protection Clause. Tenant agrees to give any mortgagees or deed of trust holders of Landlord, by registered mail, a copy of any notice of default served upon the Landlord, provided that prior to such notice, Tenant has received written notification from Landlord of the name and address of such mortgagees and/or trust deed holders. Tenant further agrees that if Landlord is in default of Landlord’s obligations hereunder, Tenant shall not commence any legal action to recover damages or terminate this Lease as a result of such default (it being acknowledged that Tenant shall in no event be permitted to offset any damages or claims by Tenant against any amounts of base rent or additional rent owed hereunder), until Tenant has notified, by registered mail, such mortgagees and/or deed of trust holders of Tenant’s intent to commence such action or terminate this Lease and such mortgagees and/or trust deed holders shall have failed to cure such default within twenty (20) days of receipt of such notice, or if such default cannot be cured within that time, then such additional time as may be necessary if within such 20-day period, any mortgagee and/or trust deed holder has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure) in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

24.16. Severability. If any provisions of this Lease or its application to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease and its application to other persons or circumstances shall not be affected and shall be enforced to the greatest extent not prohibited by law.

24.17. Holding Over. Unless otherwise agreed to in writing by Landlord and Tenant, if Tenant retains possession of the Leased Property or any part thereof after the termination of the term, Tenant shall pay Landlord rent at twice *24.171 the monthly rate in effect immediately prior to the termination of the term for the time Tenant thus remains in possession and, in addition thereto, Tenant shall pay Landlord for all damages, consequential as well as direct, sustained by reason of Tenant’s retention of possession. The provisions of this Section do not exclude Landlord’s rights of re-entry or any other right hereunder. No such holding over shall be deemed to constitute a renewal or extension of the term hereof.

24.18. Substitute Premises. If the Leased Property contains an area of 1,500 square feet or less, Landlord shall have the right at any time during the term hereof, upon giving Tenant not less than sixty (60) days prior written notice, to provide and furnish Tenant with space elsewhere in the Building or in the Development of approximately the same size as the Leased Property and remove and place Tenant in such space, with Landlord to pay all reasonable direct costs and expenses incurred as a result of such removal of Tenant. Should Tenant refuse to permit Landlord to move Tenant to such new space at the end of said sixty (60) day period, Landlord shall have the right to cancel and terminate this Lease effective ninety (90) days from the date of original notification by Landlord. If Landlord moves Tenant to such new space, this Lease and each and all of its terms, covenants and conditions shall remain in full force and effect and be deemed applicable to such new space, and such new space shall thereafter be deemed to be the Leased Property as though Landlord and Tenant had entered into an express written amendment of this Lease with respect thereto.

24.19. Landlord’s Right to Transfer Interest. Landlord has the right to transfer Landlord’s interest in the Building and in this Lease, and upon any such transfer, Landlord shall automatically be released from all liability under this Lease, and Tenant shall look solely to such transferee for the performance of Landlord’s obligations hereunder. Landlord may assign Landlord’s interest in this Lease to a mortgage lender as additional security provided that such assignment shall not release Landlord from Landlord’s obligations hereunder, and Tenant shall continue to look solely to Landlord for the performance of Landlord’s obligations hereunder.

24.20. Applicable Law and Partial Invalidity. This Lease shall be governed by and enforced in accordance with the laws of the State in which the Leased Property is located. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision.

24.21. Force Majeure. Any provision, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials, governmental restrictions, regulations or controls, enemy or hostile government action, civil commotion, fire or other casualty or other causes beyond the reasonable control of the party required to perform shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, except for the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease.

24.22. Non-Binding Unless Signed. Submission of the form of this Lease for examination shall not bind Landlord in any manner, and no lease or other obligation of Landlord shall arise until this instrument is signed by both Landlord and Tenant, approved by the holder of any mortgage, deed of trust, or other financial encumbrance on the Building having such approval rights, and delivery is made to each party.

24.23. Disclosure. The terms and conditions of this Lease may not be disclosed by Tenant to third parties, except to Tenant’s employees, attorneys, accountants and other persons or entities as Tenant deems may be appropriate on a confidential basis, or otherwise to allow Tenant to carry out Tenant’s obligations and to effect Tenant’s rights under this Lease, without the prior written consent of Landlord.

24.24. Signage. Tenant shall have the right to install the building standard signage with Tenant’s corporate name and/or logo at the entrance to the Leased Property. In addition, Tenant may have their corporate name on the Building Directory located in the Lobby area(s) and on the exterior of the Building as provided for in Article 31 of Exhibit C hereto.

24.25. Waiver of Trial by Jury. Tenant hereby agrees not to elect a trial by jury of any issue triable of right by jury, and waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist with regard to the claim, counterclaim, or other action arising in connection therewith. This waiver of right to trial by jury is given knowingly and voluntarily by Tenant, and is intended to encompass individually each instance and each issue to which the right to a trial by jury would otherwise accrue. Landlord is hereby authorized to file a copy of this paragraph in any proceeding as conclusive evidence of this waiver by Tenant.

24.26. Time of the Essence. Time is of the essence with respect to the performance and observance of all of the terms, covenants, and conditions hereof by Tenant.

24.27. Headings. The headings are for the convenience of reference only, and in no way, define, limit or describe the scope of any part of this Lease, nor are they considered as forming a part of this Lease or affecting it.

24.28. Entire Agreement. This Lease, together with the Exhibits hereto, constitutes the sole and entire agreement between the parties relative to the Leased Property. No representations as to the Leased Property or agreements have been made by the Landlord to the Tenant either directly or indirectly prior to or at the execution of this Lease that are not included in this Lease.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD		TENANT

CORPORATE CENTRE II, LLC		NCI INFORMATION SYSTEMS, INC.

By:		By:	Charles R. Narang

Title:	Member	Title:

EXHIBIT A

FLOOR PLAN OF THE LEASED PROPERTY

EXHIBIT B

BUILDING RULES

Tenant’s use of the Building and Leased Property shall be governed by the following rules, which Landlord shall enforce on a uniform basis. Landlord reserves the right to unilaterally amend or add to the rules, and such amendments and additions shall be effective when notice of the same is given to Tenant in the manner provided in the Lease.

1. Nothing shall be displayed, painted or affixed by Tenant on any part of the exterior or interior of the Building or Leased Property (except within the Leased Property) without the prior consent of Landlord, and then only of such color, size, style and material as shall be approved by Landlord. Nothing shall be placed in the Leased Property which may be visible from the exterior of the Building or premises (including window treatments) without the prior written consent of Landlord.

2. Landlord shall furnish Tenant with three (3) sets of keys to each door lock for the Leased Property and the Building entry door(s) and a master key for all interior doors within the Leased Property. Additional keys shall be procured from Landlord and paid for by Tenant. No additional or replacement locks shall be placed on any door of the Leased Property and Tenant shall not permit duplicate keys to be made without prior notice to Landlord. Tenant shall be solely responsible for the security of keys to the Leased Property. All keys furnished to Tenant shall be surrendered to Landlord at the termination of the Term.

3. If Tenant desires additional wiring connections, Landlord shall direct the electricians as to where the wires are to be introduced and without such directions no boring or cutting for wiring shall be permitted.

4. Except as provided for in Article 42 of Exhibit C hereto, Tenant shall not install or operate any steam or internal combustion engine, boiler, machinery, refrigerating or heat generating device or air conditioning apparatus in or about the Leased Property or carry on any mechanical business therein. Tenant shall not install any vending machines other than for use by its employees; however, Tenant may install a refrigerator, microwave or coffee maker in the Leased Property for use solely by Tenant’s employees.

5. The common areas of the Building shall not be obstructed by Tenant or used in any way except for ingress and egress to and from the offices. Tenant shall place no objects outside the Leased Property.

6. The bathroom fixtures shall not be used for purposes other than those for which they were constructed. The cost of repairing any damage caused by Tenant resulting from misuse of such fixtures shall be borne by Tenant.

7. Tenant shall not permit littering of the common areas of the Building.

8. Tenant shall not make noises, cause disturbances or vibrations or use any electrical or electronic devices or other devices that emit sound or other waves or disturbances or create odors, any of which may be offensive to other tenants of the Building or which would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Building or elsewhere, and shall not place or install any musical instrument or equipment or any similar device inside or outside the Leased Property without the prior approval of Landlord. The use thereof, if permitted, shall be subject to control of Landlord to the end that others shall not be disturbed or annoyed.

9. Tenant shall not waste utility services and shall cooperate fully with Landlord to assure the most effective operation of the Building’s HVAC system and shall not adjust any controls other than thermostats installed for Tenant’s use. Tenant shall keep corridor door(s) closed.

10. Tenant assumes full responsibility for protecting the Leased Property from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Leased Property closed and secured.

11. No animals, birds, bicycles, motorcycles or other vehicles shall be allowed in any part of the Building without the prior consent of Landlord.

12. Any person or persons (other than the janitor of Landlord) who shall be employed for the purpose of cleaning or maintaining the Leased Property shall be employed at Tenant’s cost, subject to the terms of the Lease, and Landlord shall in no way be responsible for any loss of property on or from the Leased Property, however occurring, by a janitor. Tenant shall report any deficiency in services provided by Landlord or Landlord’s agent.

13. Tenant shall not accumulate or store on the Leased Property any waste paper, discarded records, books, paper files, rags, rubbish or other combustible matter. Tenant shall not place in any trash receptacle any materials which cannot be disposed of in the ordinary course, and Tenant shall keep all trash within Tenant’s Leased Property. All garbage and refuse disposal shall be made in accordance with Landlord’s instructions as designated from time to time.

14. Tenant shall not make any room to room canvas to solicit business from other tenants in the Building and shall not exhibit, sell or offer to sell, use, rent or exchange any item or service in or from the Leased Property unless within the Permitted Use.

15. Landlord reserves the right to exclude from the Building all disorderly persons, persons under the influence of alcohol or a controlled substance, idler and peddlers, solicitors, and persons entering in crowds or in such unusual numbers as to cause inconvenience to the tenants of the Building.

16. Any parking spaces included in the Lease shall be used only for the personal automobiles of Tenant and Tenant’s employees and guests (no trucks, motor homes and the like). Landlord reserves the right to designate locations for one or more of such parking spaces. Upon Landlord’s request, Tenant promptly shall furnish Landlord the names, vehicle descriptions and vehicle license numbers of each authorized user of Tenant’s parking spaces.

17. Tenant shall comply with all Conditions (as defined in the Lease) in connection with its use and occupancy of the Leased Property.

18. All deliveries to the Leased Property shall be subject to the reasonable control of Landlord as to place and time of deliveries.

19. The common areas of the Building are no smoking areas in which no smoking of any kind, including but not limited to cigarettes, cigars, pipes, or any other device, is permitted except in an areas specifically designated by Landlord as an area where smoking is permitted. Landlord shall not be responsible for violations of this provision by any tenant of the Building, Tenant’s employees, visitors, contractors, or subcontractors. In the event Landlord seeks to enforce this provision against Tenant, Tenant shall pay all costs and expenses of every kind including, without limitation, all court costs and attorneys’ fees and charges. Tenant agrees that if a bond is required by the court, that the amount of such bond not exceed $100.00. Landlord further reserves the absolute right at any time to designate any and all areas of the Building, grounds, leased property, and premises as non-smoking.

EXHIBIT C

ADDENDUM NO. 1

TO LEASE BETWEEN

CORPORATE CENTRE II, LLC

AND

NCI INFORMATION SYSTEMS, INC.

It is hereby agreed by and between Landlord and Tenant that the following provisions shall become part of the Lease between CORPORATE CENTRE II, LLC (“Landlord”) and NCI INFORMATION SYSTEMS, INC. (“Tenant”) dated March 8, 2001 (“Lease”), to which this Addendum No. 1 is attached. If there is any conflict or ambiguity between the terms of this Addendum No. 1 and the portion of the Lease to which this Addendum No. 1 is attached, the terms of this Addendum No. 1 shall govern. Unless otherwise defined in this Addendum No. 1, all capitalized terms used herein shall have the same meanings ascribed to such terms in the Lease.

Article 8

Operating Cost Reimbursement

8.1. The following items shall not be included as Operating Costs as provided for In Article 8 of the attached Lease and Tenant shall have no obligation to reimburse Landlord for any of the following costs:

(i)	Leasing commissions and attorneys’ fees, except for those reasonable attorney’s fees incurred in connection with enforcing rules and regulations and the operation of the Building;

(ii)	Allowances, concessions and other costs and expenses incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants (including Tenant), prospective tenants or other occupants and prospective occupants of the Building, or vacant, leasable space in the Building;

(iii)	Costs of the initial construction of the Building and the Tenant improvements;

(iv)	Costs or expenses relating to another tenant’s or occupant’s space which (1) were incurred in rendering any service or benefit to such tenant that the Landlord was not required, or were for a service in excess of the service that Landlord was required to provide tenant (including without limitation insurance coverage for another tenant’s or occupant’s leasehold improvements), or (2) were otherwise in excess of the Building standard services then being provided by Landlord to all tenants or other occupants in the Building, whether or not such other tenant or occupant is actually charged therefore by Landlord;

(v)	(Payments of principal and interest or other finance charges made on any debt and rental payments made under any ground or underlying lease or leases;

(vi)	Costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building, including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges;

(vii)	Costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payments of taxes, utility bills and other costs incurred by Landlord’s failure to make such payments when due;

(viii)	Costs incurred by Landlord for trustee’s fees, partnership organizational expenses and accounting fees except accounting fees relating solely to the ownership and operation of the Building;

(ix)	The rent for Landlord’s on-site management or leasing office, or any other offices or spaces of Landlord or any related entity;

(x)	Landlord’s income and franchise taxes, special assessments and other business taxes except those business taxes which relate solely to the operation of the Building;

(xi)	Costs or expenses of utilities directly metered to tenants of the Building and payable separately by such tenants;

(xii)	Moving expense costs of tenants of the Building to the extent not provided by Landlord (i) to Tenant and (ii) generally to other initial tenants of the Building;

(xiii)	Advertising and promotional costs associated with the leasing of the Building, and costs of signs in or on the Building identifying the owners of the Building or any tenant of the Building;

(xiv)	Depreciation and amortization of the Building and the Building equipment; and

(xv)	Electric power costs for which any tenant directly contracts with the local public service company.

Article 19

Assignments and Subletting

19.1 The following language shall be added to Article 19 of the attached Lease at *19.1:

In the event Tenant notifies Landlord in writing of Tenant’s request for Landlord’s consent to a sublease or assignment by Tenant, Landlord shall have the option to recapture all or part of the Leased Property. Such option may be exercised by Landlord b) giving notice thereof within the first sixty (60) days following Tenant’s request. Should Landlord exercise Landlord’s option to recapture the Lease Property, Tenant will be released of any further obligations under the Lease. Should Landlord exercise Landlord’s option to recapture a part of the Leased Property, Tenant will be released of any further obligations under the Lease relative to that part of the Leased Property recaptured by Landlord.

Notwithstanding any other provisions of this Section Tenant may Transfer all or part of its interest in this Lease or all or part of the Leased Property (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord.

(1) an affiliate, parent or subsidiary of Tenant so long as (A) Tenant’s obligations hereunder are assumed by the proposed assignee or subtenant; and (B) the Tangible Net Worth of the proposed assignee or subtenant is not less than the Tangible Net Worth of Tenant as of the date hereof;

(2) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date hereof; or

(3) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date hereof.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building, Landlord or other tenants of the Building. At least 30 sixty (60) days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with copies of the instrument effecting any of the foregoing Transfers and documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer. The occurrence of a Permitted Transfer shall not waive Landlord’s or Tenant’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under

GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section.

Further, if during the first thirty-six (36) months of the Lease Term, Tenant elects to sublease or assign this Lease, due to the occurrence of any of the Criteria relative to Scott Air Force Base as defined in Article 36 herein and which results in a reduction of Tenant’s workforce by at least fifty percent (50%) then provided the Tangible Net Worth of the proposed subtenant or assignee, as defined above, is not less than the Tangible Net Worth of Tenant as of the date hereof, then at Tenant’s option Tenant would be relieved of Tenant’s financial obligations relative to the portion of the Leased Property so subleased or assigned, upon written acceptance of such obligations by the subtenant or assignee and satisfactory documentation supporting the subtenant’s or assignee’s acceptable Tangible Net Worth.

Article 24

General Provisions

24.171 The following language shall be added to Section 24.17 of the Lease at *24.171:

one and one-half times

Article 25

Measurement of Leased Property Space

The final usable and rentable square footage of the Leased Property shall be measured in accordance with the Building Owners and Managers Association’s (BOMA) guidelines for calculating square footage. Tenant shall have the option to request a re-measurement of the Leased Property within thirty (30) days of occupancy and any necessary adjustments will be made in compliance with the designated BOMA standards. The Building’s loss factor is estimated to be approximately 8.0%.

The final determined square footage will be confirmed by the parties in the Lease Confirmation Agreement, attached hereto as Exhibit D.

Article 26

Excess Electricity/ After Hours HVAC

Landlord will invoice Tenant for usage of HVAC systems by Tenant at times other than the normal building hours of operation, as defined in Article 9 of the Lease, at an hourly rate which is currently $12.00 per hour. This hourly rate will be subject to change based on increases or decreases in electric rates during the Lease term. Any such increases shall be capped at ten percent (10%) per annum. Tenant shall pay Landlord for such costs within thirty (30) days of receipt of Landlord’s invoice.

Article 27

Space Plans/Architectural Drawings

Landlord will engage Landlord’s architect to provide one initial space plan and, if necessary, one revision of the initial space plan based on the space programming requirements provided to Landlord by Tenant. This initial space planning and revision will be at Landlord’s cost and will not be deducted from the Initial Tenant Improvement Allowance.

The cost of any additional revisions, if necessary, and the cost of final construction documents for the initial Tenant Improvements will be at Tenant’s cost and will be deducted from the Initial Tenant Improvement Allowance.

Article 28

Initial Tenant Improvements

Landlord will provide a Tenant Improvement Allowance (“Tenant Improvement Allowance”) equal to twenty dollars ($20.00) times approximately 16,387 usable square feet in the Leased Property which shall be used for costs associated with design and construction of the Initial Tenant Improvements in the Leased Property below a finished ceiling, including architectural fees, permits, materials, and actual construction of the Initial Tenant Improvements in the Leased Property (the “Initial Tenant Improvements”) pursuant to the procedures and provisions set forth in Exhibit H attached hereto. The actual usable square footage will be determined as provided for in Article 25 herein and the Tenant Improvement Allowance adjusted accordingly within thirty (30) days of Substantial Completion of the Building. In addition to the Tenant Improvement Allowance for the Initial Tenant Improvements, Landlord will also provide at Landlord’s sole cost and expense the following base building construction in the Leased Property and Building Common Areas: (a) ceiling grid installed throughout the Leased Property, (b) 2’ X 4’ “Second Look II”, or comparable, acoustical ceiling tiles allocated and stacked in the Leased Property, (c) 2’ X 4’ fluorescent lighting fixtures with parabolic lenses installed at the rate of 1 per 90 usable square feet in the Leased Property; (d) main trunk ductwork and Building standard VAV boxes installed at the rate of 1 per 1,200 usable square feet in the Leased Property, (e) Building standard horizontal mini-blinds installed on all perimeter windows, (f) exterior walls and columns in the Leased Property prepared and ready for paint, (g) restrooms completed in accordance with Building standards, and first floor Building lobby, corridor and elevator cab interior complete in accordance with Building standards.

The general contractor for the Building shell construction, along with the Building mechanical, electrical and plumbing contractors will complete the Initial Tenant Improvements in accordance with Tenant’s approved construction plans and specifications. Other trades involved in the completion of the Initial Tenant Improvements will be selected by Landlord on a competitive bid basis, unless a negotiated bid is approved by Tenant. There is no Landlord’s Project Management Fee to oversee the Initial Tenant improvement construction provided the work is completed during the shell construction process. Tenant shall have the right to select its own independent project manager who would be paid directly by Tenant. In the event the Initial Tenant Improvement construction is not completed within sixty (60) days following completion of the Building shell and such delay is caused by Tenant, then Landlord may charge a reasonable management fee to oversee completion of the Initial Tenant Improvements following construction of the Building shell.

In the event the actual total cost of constructing the Initial Tenant Improvements is less than the Tenant Improvement Allowance, Tenant shall have the right to apply any remaining balance toward the cost of phone/data cabling or finish upgrades in the Leased Property, relocation costs into the Leased Property, Tenant’s independent project manager overseeing construction of the Initial Tenant Improvements in the Leased Property, or rent reduction.

Article 29

Early Access

Landlord shall notify Tenant at least forty-five (45) days in advance of the anticipated date of completion of the Initial Tenant Improvements. Tenant shall have the right to enter into the Leased Property up to thirty (30) days prior to the date of substantial completion of the Initial Tenant Improvements in the Leased Property for the purposes of installing systems furniture and phone/data cabling and equipment, provided such early access does not impede Landlord’s completion of the Initial Tenant Improvements in the Leased Property. Tenant shall have no obligation to pay rent during such pre-term access.

Article 30

Substantial Completion

Substantial Completion of the Building and of the Leased Property shall be deemed achieved when either: 1) the Leased Property is occupancy by Tenant, all of the Tenant Improvements are constructed and the Leased Property is ready for                      to commence business operations, subject to minor punch list items which will not materially interfere with                      use of the Leased Property for its business operations; or 2) Tenant takes possession of the Leased Property shall be deemed “ready for occupancy” upon issuance of a certificate of occupancy by the City of Fairview Heights                      permission from such municipal authority for Tenant to physically occupy the Leased Property, and upon the execution by the project architect of a certificate of substantial completion of the Tenant Improvements, which execution shall not be unreasonably withheld or delayed. The Lease Commencement Date will be the date of Substantial completion as defined herein and shall be confirmed by the parties hereto in the Lease Confirmation Agreement.

Article 31

Signage

Tenant, at its sole cost and expense, shall have the right to install a sign near the top of the Building on the south elevation (the “Building                     ”). The actual design, location and size of the sign are to be mutually agreed to between Landlord and Tenant and shall be subject to all local ordinances, regulations and approvals. Tenant, upon the termination or expiration of this Lease, shall, on or before the effective date of the expiration or termination, remove the Building Sign and repair the area of installation to its original condition, reasonable wear and tear accepted. In the event Tenant exercises its Special Right to Reduce Space described in Article 37 hereof or otherwise reduces the amount of space occupied under this Lease, such Tenant occupies less than fifty percent (50%) of the rentable square feet on the third floor of the Building, Landlord may, at Landlord’s option                      Tenant to remove the Building Sign and repair the area of installation as described above.

Additionally, Landlord will provide, at its sole and expense, a Building monument sign identifying tenants in the Building, including Tenant. Tenant shall be listed in a location on the Building monument sign that is commensurate with Tenant’s (                     square footage leased) within the Building. This monument signage will be similar in size and design to the sample shown on the attached Exhibit F. The sign will be located near the parking lot entrance off of Executive Drive.

Landlord will also provide, at its sole cost and expense Building standard signage on the Budding lobby directory and Tenant’s main suite entry door, or at Tenant’s option, in the third floor elevator lobby.

Article 32

Security/ Access

Tenant shall be entitled to install at Tenant’s sole cost and expense a security system for the Leased Property, provided Landlord is given access for emergencies and maintenance and janitorial services. Tenant must receive written approval of Landlord, which shall not be unreasonably withheld, conditioned, or delayed, prior to Tenant’s security system being installed and Tenant’s security system must not interfere with any existing Building systems or procedures. Tenant shall have access to the Building and Leased Property twenty-four (24) hours a day, seven (7) days a week during its lease term or any extension thereof.

Article 33

Communication Equipment

Tenant shall have the ongoing right to roof access for the installation of a data communications satellite dish or other telecommunications equipment (the “Communications Equipment”). The cost of installation and maintenance of any such Communications Equipment throughout the term and the removal of any such Communications Equipment upon expiration of the Lease shall also be at Tenant’s sole cost and expense. Prior to installation of any Communications Equipment on the Building roof, Landlord, Landlord’s architect and contractor must approve the size and exact location of any Communications Equipment to be installed. Landlord will not unreasonably withhold or delay review and approval of any request by Tenant to install Communications Equipment on the Building roof. Tenant, at Tenant’s expense, shall comply with all laws, ordinances and regulations of any governmental authority having or asserting jurisdiction over the Building or the Leased Property with respect to the installation, maintenance, and operation of the Communications Equipment.

In consideration of the right to install Tenant’s Communications Equipment on the Building roof, Tenant agrees to pay to Landlord as additional rent the sum of Two Hundred Fifty Dollars ($250.00) per month per piece of Communications Equipment that Tenant does install and maintain on the Building Roof during the Lease Term.

In the event Tenant’s installation and use of the Communications Equipment causes an increase in the premiums for any fire or extended coverage insurance policy carried by Landlord during the term of the Lease, Tenant shall reimburse Landlord for any such increase upon demand and presentation of written evidence of the increase by Landlord. Landlord will advise Tenant of any potential Increase in premiums at the time Landlord notifies Tenant whether the size and location proposed for the Communications Equipment by Tenant have been approved by Landlord and Landlord’s architect and contractor.

Tenant, upon termination or expiration of this Lease, shall, on or before the effective date of the expiration or termination, remove any Communications Equipment or other personal property installed on the Building roof, and repair the area of the installation, as nearly as is reasonably possible to its original condition, reasonable wear and tear excepted.

Article 34

Alterations

Tenant shall have the right during the term of the Lease, or any extension thereof, without Landlord’s prior written consent, to perform cosmetic alterations or reconfigurations within the Leased Property at a cost not to exceed five dollars ($5.00) per square foot in the Leased Property, provided however that such alteration or reconfiguration shall not impair or adversely affect the structural integrity of the Building or its mechanical, electrical or plumbing systems, or any common or public areas within the Building. Any such work performed by Tenant shall be completed in a workman-like manner by reputable contractors. In the event work is performed that involves the Building HVAC system, Tenant shall use the Building mechanical contractor who originally installed the equipment or who is servicing and maintaining the HVAC equipment on behalf of Landlord at that time. Tenant shall contract and pay for such work in a timely manner and in no event shall Tenant allow any liens or encumbrances to be placed on the Building as a result of any such work performed by or on behalf of Tenant. Tenant shall provide as-built plans and specifications to Landlord upon completion of any such work performed in the Leased Property. Landlord shall not charge a construction management or other service fee relative to any such work performed by Tenant.

Article 35

Parking

Parking for Tenant will be provided by surface parking lot at a ratio of approximately five (5) cars per 1,000 rentable square foot of building area, including a minimum of five (5) Visitor parking spaces to be designated on the lot. In addition, at Tenant’s option which shall be exercised no less than thirty (30) days prior to the Lease Commencement date, Landlord will designate five (5) reserved parking spaces for use by Tenant at a cost of $25.00 per space per month during years 1 through 5 and $30.00 per space per month during years 6 through 10, which shall be paid as additional rent on the first of each month during the Lease term. Remaining parking will be provided on a non-reserved basis at no additional cost to Tenant.

Article 36

Tenant’s Special Right to Terminate

Subject to the following terms and conditions, Landlord grants to Tenant the following right to terminate this Lease prior to the expiration of the Term hereof.

If within any one (1) year time period after the expiration of the first thirty-six (36) months of the term of this Lease Tenant reduces its Workforce by a minimum of fifty percent (50%) due to any of the following occurrences:

1)	Scott Air Force Base closes, and/or

2)	A portion(s) of Scott Air Force Base which supports any of the contracts supporting the occupancy of the Leased Property by Tenant closes, and/or

3)	Any of the contracts supporting the occupancy of the Leased Property by Tenant are terminated, not renewed or lost in re-compete, individually or together with other terminated contracts, and/or

4)	A reduction or termination in funding for any one or more contracts supporting the occupancy of the Leased Property by Tenant, and/or

5)	Contract requirements change resulting in a requirement that fifty percent (50%) or more of Tenant’s Workforce relocate to Scott Air Force Base.

Tenant’s “Workforce” for purposes of this Article and Article 37 shall be calculated as a rolling average for the fourth quarter of 2001, by totaling the number of persons employed by Tenant on the last day of each pay period from October 1, 2001 through December 31, 2001, then dividing that total by six (6) which is the number of pay periods during the time period from October 1, 2001 through December 31, 2001. The number of Tenant’s Workforce will be confirmed by the parties hereto in writing in the Lease Confirmation Agreement attached hereto as Exhibit “D.

If as a result of any of one or more of the above occurrences (collectively the “Criteria”) Tenant thereby no longer requires office space in the Scott Air Force Base area, then subject to full compliance with the following, Tenant shall have the right to terminate this Lease:

a)	Giving Landlord not less than sixty (60) days prior written notice of Tenant’s intention to terminate the Lease as of a specified date (the “Effective Date”), along with documentation supporting the Criteria above.

b)	Vacating the Leased Property on or before the Effective Date. Vacating the Leased Property for purposes of this provision shall mean surrendering the Leased Property in accordance with Article 12 of this Lease.

c)	Paying to Landlord all monthly base rent and Tenant’s proportionate share of any operating costs and any other sums owing by Tenant to Landlord under the terms of this Lease for the entire period up to the Effective Date.

d)	Paying to Landlord Tenant’s proportionate share of any increase in operating costs and any other sums owing by Tenant to Landlord or accrued under the terms of this Lease through the Effective Date.

e)	Paying to Landlord, within twenty (20) days of receipt of Landlord’s invoice for the same, a sum equal to the unamortized Tenant Improvement Allowance and leasing commissions paid by Landlord (not to exceed 5.0% of the base rent for years 1 - 5 and 2.5% for years 6 - 10) which shall be calculated on a straight line basis at no percentage rate. The total Tenant Improvement Allowance and commissions will be confirmed in the Leased Confirmation Agreement.

In the event Tenant fails to comply fully and strictly to all of the foregoing conditions, then in such event, this Lease shall remain in full force and effect and Tenant shall remain liable for all of Tenant’s obligations under this Lease for the remainder of the term hereof. This Special Right to Terminate shall not inure to the benefit of any subtenant or assignee, without Landlord’s prior written approval.

Article 37

Tenant’s Special Right to Reduce Space

In addition to the above Special Right to Terminate, but subject to the following criteria, Landlord grants to Tenant the following Special Right to Reduce Space in the Leased Property. This Special Right to Reduce Space shall be effective only after the expiration of the thirty-sixth (36th) month of the Lease term, and may only be exercised in a maximum of two space reduction increments of approximately 3,500 square feet each, or a total of 7,000 square feet over the Lease term. There shall be a minimum twenty-four (24) month time period between the first reduction in space and the second reduction in space should Tenant elect to exercise this Special Right to Reduce Space.

Landlord shall have the right to approve the exact square footage and location of space to be relinquished by Tenant to assure that such space shall be of a size, configuration and location that is generally leasable, in Landlord’s opinion. Tenant shall be solely responsible for all necessary costs associated with demising such relinquished space from Tenant’s remaining space in the Leased Property

This Special Right to Reduce Space shall be provided if within a one (1) year time period after the expiration of the first thirty-six (36) months of the term of this Lease Tenant must reduce its Workforce by a minimum of fifty percent (50%) due to any of the following occurrences:

1)	Scott Air Force Base closes, and/or

2)	A portion(s) of Scott Air Force Base which supports any of the contracts supporting the occupancy of the Leased Property by Tenant closes, and/or

3)	Any of the contracts supporting the occupancy of the Leased Property by Tenant are terminated, not renewed or lost in re-compete, individually or together with other terminated contracts, and/or

4)	A reduction or termination in funding for any one or more contracts supporting the occupancy of the Leased Property by Tenant, and/or

5)	Contract requirements change resulting in a requirement that an increased percentage of Tenant’s Workforce relocate to Scott Air Force Base.

If as a result of any of one or more of the above occurrences (collectively the “Reduction Criteria”) Tenant thereby no longer requires all of the space in the Leased Property, then subject to full compliance with the following, Tenant shall have the Special Right to Reduce Space, thereby vacating and relinquishing a portion of the Leased Property:

a.	Giving Landlord not less than sixty (60) days prior written notice of Tenant’s intention to relinquish a portion of the Leased Property as of a specified date (the “Effective Date”), along with documentation supporting the Reduction Criteria above.

b.	Vacating the portion of the Leased Property being relinquished on or before the Effective Date. Vacating such portion of the Leased Property for purposes of this provision shall mean surrendering such portion of the Leased Property in accordance with Article 12 of this Lease.

c.	Paying to Landlord all monthly base rent and Tenant’s proportionate share of any operating costs and any other sums owing by Tenant to Landlord with respect to the portion of the Leased Property being relinquished, under the terms of this Lease for the entire period up to the Effective Date.

d.	Paying to Landlord Tenant’s proportionate share of any increase in operating costs and any other sums owing by Tenant to Landlord or accrued under the terms of this Lease, relative to the portion of the Leased Property being relinquished, through the Effective Date.

f.	Paying to Landlord, within twenty (20) days of receipt of Landlord’s invoice for the same, a sum equal to the unamortized Tenant Improvement Allowance and leasing commissions paid by Landlord (not to exceed 5.0% of the base rent for years 1 - 5 and 2.5% for years 6 - 10) which shall be calculated on a straight line basis at no percentage rate, which are relative to the portion of the Leased Property being relinquished. The total Tenant Improvement Allowance and commissions will be confirmed in the Lease Confirmation Agreement.

In the event Tenant fails to comply fully and strictly to all of the foregoing conditions, then in such event, this Lease covering the original Leased Property shall remain in full force and effect and Tenant shall remain liable for all of Tenant’s obligations under this Lease for the remainder of the term hereof. This Special Right to Reduce Space shall not inure to the benefit of any subtenant or assignee, without Landlord’s prior written approval.

Article 38

First Right of Opportunity

Provided Tenant is not then in default which has not been cured within the time period(s) specified hereunder, Tenant, during the term of this Lease, shall have a continuing First Right of Opportunity to lease up to 5,000 square feet of contiguous space on the 2nd floor of the Building. Landlord shall notify Tenant in writing of the pending availability of such space and its proposal for market rate rent, whereupon Tenant shall have twenty (20) days from such notification to exercise its right to lease the available space.

a.	In the event Tenant elects to lease additional space in the Building, Landlord shall have the right to determine the amount of space which Tenant may lease in order that the remaining portion not leased be of such size and configuration as to be generally marketable and leasable.

b.	The Base Rent payable under a lease of additional space shall be the market rate for comparable space in the Building at the point in time when Tenant exercises Tenant’s First Right of Opportunity to lease such additional space in the Building. Market rate for comparable space shall be determined by including all relevant market factors, including without limitation, annual base rate, size of space, term of lease, expense stop amount, and tenant improvement allowance.

However, in no event shall the Base Rent payable for the additional space be less than the rate being paid by Tenant at the time Tenant exercises its right of opportunity.

c.	In the event the additional space is unimproved, the Landlord shall offer Tenant an improvement allowance of $15.00 per rentable square foot below the ceiling.

d.	Other terms and conditions applicable to the Leased Property as may be agreed to by Landlord and Tenant shall apply to the additional space leased and those provisions shall be incorporated into the lease of the additional space.

e.	The lease term shall be amended as required to reflect a minimum of a five (5) year firm lease term remaining at the time such additional space is leased by Tenant.

Article 39

Building Design and Construction compliance

The Building will be designed and constructed in full compliance with all governmental codes including, but not limited to ADA requirements, in effect at the time of substantial completion of the Building, including Building entrances, stairways, elevators, toilet rooms, directional signage, light strobes and voice enunciators. Following the Lease Commencement Date, Tenant shall be responsible for compliance with the requirements of the ADA with respect to any alterations to the Leased Property, and the use and occupancy of the Leased Property by Tenant, and agrees to hold Landlord harmless with respect to failure by Tenant to fulfill Tenant’s obligations under the ADA with respect to the occupancy and use of the Leased Property.

Article 40

Confidentiality

Tenant requires confidentiality regarding this lease transaction and shall have to right to approve any public announcements regarding this lease transaction or other press releases utilizing Tenant’s name in writing.

Article 41

Interruption of Services

In the event one or more services to be provided by Landlord in accordance with Article 9 of the Lease is interrupted due to causes within the reasonable control of Landlord; and such interruption causes the Leased Property to be untenantable for five (5) consecutive business days; and the Landlord has not used due diligence to restore such service, Tenant shall have the right to notify Landlord in writing of such untenantable condition. In such event, if Landlord does not restore such service thus restoring the Leased Property to a tenantable condition within five (5) business days of Landlord’s receipt of written notification from Tenant, Tenant shall have the right to cause such services to be restored at Tenant’s expense and invoice Landlord for reimbursement of the actual costs incurred for such restoration of services.

Article 42

Special Air Conditioning/Ventilation Equipment

Tenant shall have the right to install and maintain, at Tenant’s sole cost and expense, special air conditioning and/or ventilation equipment to serve Tenant’s computer equipment area, provided such equipment does not interfere with any existing Building systems. Landlord shall have no obligation to maintain, service or repair such equipment, and such maintenance, service and repair shall be the sole responsibility of Tenant. Landlord shall have the right to sub-meter the electric usage of such special HVAC equipment and to invoice Tenant quarterly for Tenant’s usage calculated on the actual electric utility rates for service at the Building during the period of time invoiced. Tenant shall pay Landlord for such costs within thirty (30) days of receipt of Landlord’s invoice. Tenant will not be charged the $12.00 per hourly rate provided for in Article 26 herein for usage of this special HVAC equipment.

Exhibit D

Lease Confirmation Agreement

THIS LEASE CONFIRMATION AGREEMENT IS MADE THIS 16th DAY OF November, 2001, between CORPORATE CENTRE II, LLC, a Missouri Limited Liability Corporation (“Landlord”), and NCI INFORMATION SYSTEMS, INC., a Virginia Corporation

Landlord and Tenant have entered into a certain Lease (“the Lease”) dated March 8, 2001 demising certain spaces on the third floor of the Corporate Centre 11 building located at 16 Executive Drive, Fairview Heights, Illinois, and hereby desire to confirm and acknowledge the following terms relating to such lease:

1)	The actual rentable square footage contained in the Leased Property as measured in accordance with BOMA standards of measurement is 17,845 Square Feet.

2)	The actual usable square footage contained in the Leased Property as measured in accordance with BOMA standards of measurement is 16,463 Square Feet.

3)	The actual total rentable square footage contained in the Building as measured in accordance with BOMA standards of measurement is 51,063 Square Feet.

4)	Tenant’s actual proportionate share leased space in the Building is 34.95%.

5)	The Lease Commencement Date is December 1, 2001.

6)	The Lease Termination Date is November 30, 2011, unless sooner terminated or extended, as provided in the Lease.

7)	The total Tenant Improvement Allowance is $331,880, and is the amount to be used in calculating any unamortized amount due from Tenant to Landlord in the event Tenant exercises its Special Right to Terminate or Special Right to Reduce Space as provided for in the Lease. This amount to be amortized at no percentage rate over the initial ten (10) year lease term.

8)	The total Commissions paid relative to this Lease is $147,221.25, and is the amount to be used in calculating any unamortized amount due from Tenant to Landlord in the event Tenant exercises its Special Right to Terminate or Special Right to Reduce Space as provided for in the Lease. This amount to be amortized at no percentage rate over the initial ten (10) year lease term.

9)	Tenant’s Workforce for purposes of Article 36 and Article 37 is 66.

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease Confirmation Agreement this 16th day of November, 2001

LANDLORD CORPORATE CENTRE II, LLC		TENANT NCI INFORMATION SYSTEMS, INC.

By:	[ILLEGIBLE]	By:	/s/ CHARLES K. NARANG
Title:	Member	Title:	President, CEO

SCHEDULE A

Commission Agreement

1. Commission Rate

The total Commissions payable to BBA and PCS under this Agreement will be paid by Corporate Centre II, LLC and shall be computed based on the following commission rates:

5% times the annual base rent during years one (1) through five (5) of the Lease term. One half (2.5%) will be paid to BBA and one half (2.5%) will be paid to PCS; plus

2.5% times the annual base rent during years six (6) through ten (10) of the Lease term. One half (1.25%) will be paid to BBA and one half (1.25%) will be paid to PCS.

2. Payment of Commission

Provided the anticipated Lease is executed by Landlord and NCI for the Leased Property in the Building, the first one-half of the total Commission defined in Item 1 above shall be due and payable with fifteen (15) days of execution and delivery of the Lease by both Landlord and NCI. The first one-half of the total Commission so defined will be paid in equal amounts to BBA and PCS (50% to BBA and 50% to PCS).

The second one-half of the total Commission defined in Item 1 above shall be due and payable upon the earlier of December 31, 2001, or the Lease Commencement Date (as defined in the Lease), unless the Lease Commencement Date is delayed beyond December 31, 1001 and such delay is occasioned or caused by NCI. Then in such event the second one-half of the total Commission shall be due and payable within fifteen (15) days of the actual Lease Commencement Date. The second one-half of the total Commission so defined will be paid in equal amounts to BBA and PCS (50% to BBA and 50% to PCS).

Exhibit F

Representative Monument

Building Directory A         22 Square

Exhibit G

Site Plan, Elevations, Floor Plans and Outline Specifications

Corporate Centre II Building

Exhibit H

WORK TO BE PERFORMED ON THE PREMISES

The timing of the plan approval process (the “Approval Procedures”) is very important to completion of construction in the Leased Property and the readiness of the Leased Property for occupancy on the Lease Commencement Date. Each party agrees to comply with the Approval Procedures and the timing, as stated in Paragraph A below, in order to prevent a delay in the Lease Commencement Date. In the event that a delay by Tenant in the Approval Procedures should delay the readiness of the Leased Property for occupancy on the Lease Commencement Date, the Lease shall nevertheless continue in effect, and Rent shall be due and payable on the Rent Commencement Date.

A. Approval Procedures. The following paragraphs set forth the process for approval of the space plan and construction documents:

1. Based on the space plan dated February 21, 2001, approved by both Landlord and Tenant (the “Approved Space Plan”), Landlord shall prepare the plans and specifications (the “Construction Documents”) necessary to construct the Leased Property. Landlord shall deliver the Construction Documents to Tenant for review and approval no later than March 2, 2001 (the “Landlord’s Plan Submittal Date”). Tenant shall review the Construction Documents and shall either return the same to Landlord, marked approved or with Tenant’s necessary changes indicated no later than March 9, 2001 (the “Tenant’s Plan Approval Date”). In the event that Tenant indicates changes to the Construction Documents, Landlord shall promptly make the indicated changes and return the revised Construction Documents to Tenant for Tenant’s review and approval. Tenant shall have five (5) days after receipt of the revised Construction Documents to approve and return to Landlord the Construction Documents. Construction Documents, with or without requested revisions from the Tenant, must be signed by the Tenant (the “Approved Construction Documents”) to authorize Landlord to complete the work to the Leased Property (work on the Premises will not begin until such approval is received by Landlord).

2. Within three (3) weeks of receipt of the Approved Construction Documents, Landlord will provide to Tenant the cost of the construction of such work (“Construction Costs”). If the Construction Costs are not in excess of the Tenant Improvement Allowance, Landlord shall proceed promptly with the necessary construction. If the Construction Costs are in excess of the Tenant Improvement Allowance, Landlord will so advise Tenant, detailing the costs and overruns and will permit Tenant a reasonable time (not to exceed seven (7) days from the date of such notice) to revise the Construction Documents to reduce the Construction Costs or approve the Construction Costs with such excess costs payable by Tenant as set forth below.

B. Construction. In accordance with the Approved Construction Documents, Landlord shall construct the improvements to the Leased Property. The construction shall be at the cost of Landlord to the extent it is not in excess of the Tenant Improvement Allowance. Should the Construction Costs pursuant to the Approved Construction Documents be in excess of the Tenant Improvement Allowance, Tenant shall be responsible for payment of the excess costs, and Tenant shall pay the balance within ten (10) days following Substantial Completion of the construction.

In the event that Tenant requests any modifications to the Approved Construction Documents (“Change Orders”), and such modifications result in a cost in excess of the Tenant Improvement Allowance, Tenant, upon written approval from the Landlord of the Change Order, will pay Landlord the total amount of such costs within ten (10) days of Landlord’s approval of the Change Order.